                                                                     EXHIBIT 4.2



                                TRUST AGREEMENT

     THIS TRUST AGREEMENT (this "Agreement") is entered into on this 27TH day of February, 1998 by and between NEW PLAN REALTY TRUST (the "Company") and RELIANCE TRUST COMPANY (the "Trustee").


                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Company maintains, for the benefit of its eligible employees and those of its participating affiliate companies, the NEW PLAN REALTY TRUST RETIREMENT AND 401(K) SAVINGS PLAN (the "Plan"), which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Company desires to appoint the Trustee as a directed trustee to hold and administer the assets of the Plan in accordance with this Agreement; and

     WHEREAS, the Trustee has agreed to serve as directed trustee of the trust established under this Agreement;

     NOW, THEREFORE, the Company and the Trustee hereby mutually covenant and agree as follows:

                               TABLE OF CONTENTS

                                                                           Page
ARTICLE I     DEFINITIONS..................................................  1
     1.1      Administrator................................................  1
     1.2      Beneficiary..................................................  1
     1.3      Code.........................................................  1
     1.4      Company......................................................  1
     1.5      .............................................................  1
     1.6      Company Stock................................................  1
     1.7      Custodian....................................................  1
     1.8      ERISA........................................................  1
     1.9      FBSI.........................................................  1
     1.10     FBSI Account.................................................  1
     1.11     Investment Committee.........................................  1
     1.12     Investment Fund..............................................  1
     1.13     Investment Manager...........................................  2
     1.14     Participant..................................................  2
     1.15     Participating Company........................................  2
     1.16     Plan.........................................................  2
     1.17     Recordkeeper.................................................  2
     1.18     Trust........................................................  2
     1.19     Trust Fund...................................................  2
     1.20     Trustee......................................................  2

ARTICLE II    ESTABLISHMENT OF THE TRUST...................................  3
     2.1      Trust Established............................................  3
     2.2      Limit of Participating Companies' Interests..................  3
              (a)  No Right to Reversion...................................  3
              (b)  Return of Contributions.................................  3
     2.3      Trustee's Conditional Acceptance.............................  3
              (a)  Directed Trustee........................................  3
              (b)  Limitations on Investments..............................  4
              (c)  Compensation............................................  4

ARTICLE III   DUTIES OF TRUSTEE............................................  5
     3.1      Duties.......................................................  5
              (a)  Receipt of Contributions................................  5
              (b)  Management of Funds.....................................  5
              (c)  Payments................................................  5
              (d)  Records.................................................  5
              (e)  Authorized Acts.........................................  5
              (f)  Acceptance of Rollovers.................................  5

                                      iii

ARTICLE IV     INVESTMENT OF TRUST ASSETS................................... 6
     4.1       General Investment Power/Investment Funds.................... 6
     (a)       Authority of Investment Committee............................ 6
     (b)       Investment Fund.............................................. 6
     (c)       Funding Policy............................................... 6
     4.2       Participant Direction of Investments......................... 6
     4.3       Investment Managers.......................................... 6
               (a)  Appointment............................................. 6
               (b)  Contractual Arrangement................................. 7
               (c)  Trustee's Duties........................................ 7
               (d)  Failure to Direct....................................... 7
               (e)  Termination of Appointment.............................. 7
     4.4       Manner and Effect of Directions.............................. 8
               (a)  Delegation of Authority to Custodian.................... 8
               (b)  Manner of Direction..................................... 8
               (c)  Liability for Authorized Acts........................... 8
     4.5       Authorization of Designee(s)................................. 8

ARTICLE V      POWERS OF TRUSTEE............................................ 9
     5.1       General Authority............................................ 9
     5.2       Specific Powers.............................................. 9
               (a)  Purchase of Property.................................... 9
               (b)  Disposition of Property................................. 9
               (c)  Retention of Cash....................................... 9
               (d)  Exercise of Owner's Rights.............................. 9
               (e)  Registration of Investments.............................10
               (f)  Borrowing...............................................10
               (g)  Qualified Pooled Investments............................10
               (h)  Purchase of Contracts...................................10
               (i)  Execution of Instruments................................10
               (j)  Settlement of Claims and Debts..........................10
               (k)  Employment of Agents, Advisers and Counsel..............10
               (l)  Power to do any Necessary Act...........................11
      5.3      Authorized Investments.......................................11
               (a)  General Definition......................................11
               (b)  Limitation on Investment in Securities of the Company...11
               (c)  Responsibility for Compliance...........................11
      5.4      Prohibited Transactions......................................11
      5.5      Participant Loans............................................12

ARTICLE VI     ADMINISTRATION...............................................13
     6.1       Bonds and Reports To Court...................................13
     6.2       Accounting by Trustee........................................13
               (a)  Books and Records.......................................13
               (b)  Accounting..............................................13
               (c)  Release.................................................13
               (d)  Valuations..............................................14
               (e)  Reliance on Recordkeeper................................14
     6.3       Expenses.....................................................14

ARTICLE VII    REMOVAL AND RESIGNATION OF TRUSTEE; SUCCESSOR TRUSTEE........15
     7.1       Removal and Resignation......................................15
     7.2       Final Accounting.............................................15

ARTICLE VIII   AMENDMENT OF TRUST; TERMINATION OF PLAN......................16
     8.1       Amendment of Trust...........................................16
               (a)  Right to Amend..........................................16
               (b)  Exclusive Benefit.......................................16
     8.2       Termination of Plan..........................................16

ARTICLE IX     MISCELLANEOUS................................................17
     9.1       Nonalienation of Benefits....................................17
     9.2       Exclusive Benefit............................................17
     9.3       Effect of Plan...............................................17
     9.4       Entire Agreement.............................................17
     9.5       Approval of the Company......................................17
     9.6       Notices......................................................18
     9.7       Liability for Predecessor or Successor.......................18
     9.8       Liability for Acts of Others.................................18
     9.9       Indemnification..............................................18
     9.10      Controlling Law..............................................19
     9.11      Effective Date...............................................19
     9.12      Execution in Counterpart.....................................19
     9.13      Trust Exculpation Clause.....................................19

                                   ARTICLE I
                                  DEFINITIONS

     The following words and phrases, when used herein with an initial capital letter, shall have the meanings set forth below unless a different meaning plainly is required by the context. Any reference to a section number shall refer to a section of this Agreement unless otherwise specified.

     1.1 Administrator means the person, committee or entity appointed by the Company to serve as plan administrator of the Plan within the meaning of Code
Section 414(g). Unless the Company notifies the Trustee in writing of the appointment of an Administrator, the Company shall be deemed to the Administrator.

     1.2 Beneficiary means any person designated under the terms of the Plan to receive benefits payable upon the death of a Participant.

     1.3  Code means the Internal Revenue Code of 1986, as amended.

     1.4 Company means New Plan Realty Trust and its successors that adopt the Plan.

     1.5

     1.6 Company Stock means the common stock of the Company or any other qualifying employer security within the meaning of ERISA Section 407(d)(5).

     1.7 Custodian means National Financial Services Corporation, which shall serve as custodian for the Trust Fund.

     1.8 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     1.9  FBSI means Fidelity Brokerage Services, Inc.

     1.10 FBSI Account means the brokerage account established with FBSI for the purpose of investing the assets of the Trust.

     1.11 Investment Committee means the person, committee or entity appointed in accordance with the terms of the Plan to make and effect investment decisions under the Plan and Trust. Unless the Company notifies the Trustee in writing of the appointment of an Investment Committee, the Administrator shall be deemed to be the Investment Committee.

     1.12 Investment Fund means any of the separate funds established by the Investment Committee for the investment of Plan assets.

     1.13 Investment Manager means any person, corporation or other organization or association appointed by the Investment Committee pursuant to the terms of Section 4.3 to manage, acquire or dispose of the assets of an Investment Fund.

     1.14 Participant means an employee or former employee of a Participating Company who has an account balance under the Plan.

     1.15 Participating Company means the Company and any of its affiliates that has adopted or hereafter may adopt the Plan for the benefit of its employees and which continues to participate in the Plan.

     1.16 Plan means New Plan Realty Trust Retirement and 401(k) Savings Plan, as such Plan may be amended from time to time.

     1.17 Recordkeeper means Geller & Wind, Ltd., the Plan's duly appointed recordkeeper, or any successor recordkeeper appointed upon written notice from the Company to the Trustee.

     1.18 Trust means the trust established by this Agreement.

     1.19 Trust Fund means the total amount of cash and other property held from time to time under this Agreement.

     1.20 Trustee means Reliance Trust Company.

                                   ARTICLE II
                           ESTABLISHMENT OF THE TRUST

     2.1  Trust Established.

          The Company hereby establishes with the Trustee, as a funding medium for the Plan, a Trust consisting of the Trust Fund and such earnings, profits, increments, additions and appreciation thereto and thereon as may accrue from time to time.

     2.2  Limit of Participating Companies' Interests.

          (a) No Right to Reversion. Except as provided in subsection (b) hereof, the Participating Companies shall not have any right, title, interest, claim or demand whatsoever in or to the funds held by the Trustee, other than the right to a proper application thereof and accounting therefor by the Trustee as provided herein, nor shall any, funds revert to any Participating Company.

          (b) Return of Contributions. Any other provisions of this Agreement or the Plan notwithstanding, if and to the extent permitted by the Code, ERISA and other applicable laws and regulations thereunder, upon the Company's request, a contribution (i) made by a mistake in fact, or (ii) conditioned upon the deductibility of the contribution under Code Section 404, shall be returned to the specified Participating Company within 1 year after the mistaken payment of the contribution or the disallowance of the deduction (to the extent disallowed), whichever is applicable.

     2.3  Trustee's Conditional Acceptance.

          The Trustee accepts the Trust hereby created and agrees to perform the duties hereby required of the Trustee, subject, however, to the following conditions:

          (a) Directed Trustee. The parties expressly acknowledge and agree that the Trustee is a directed trustee as described in ERISA Section 403(a). In the management and control of the Trust Fund, the Trustee shall be subject to the direction of the Company, the Administrator and the Investment Committee, and, to the extent applicable under the terms of this Agreement, the directions of Investment Managers. The Trustee shall not make any investment review of, consider the propriety of holding or selling, or vote (other than as directed by the Administrator, the Investment Committee or an appointed Investment Manager) any assets held in the Trust Fund. The Trustee shall have no responsibility to review or make recommendations regarding investments made at the direction of the Company, Administrator, the Investment Committee or an Investment Manager. The Company, the Administrator and the Investment Committee shall not issue any directions to the Trustee that are in violation of the terms of the Plan or this Agreement or prohibited by ERISA.

          (b) Limitations on Investments. Notwithstanding any provision in this Agreement to the contrary, unless otherwise agreed to in writing by the Trustee, all of the assets of the Trust shall be invested in shares of investment companies registered under the Investment Company Act of 1940 and other securities traded on the FBSI trading system, shares of Company Stock (to the extent directed by the Investment Committee), and such other investments as the Custodian agrees to hold in custody. The Company hereby authorizes and directs the Trustee to enter into the Trust Account Application attached hereto in order to establish an FBSI Account and to enter into such other agreements with the Custodian or FBSI as the Company may direct from time to time.

          (c) Compensation. The Trustee shall be entitled to compensation for its services under this Agreement at such rates as from time to time the Trustee and the Company shall agree in writing.

                                  ARTICLE III
                               DUTIES OF TRUSTEE

     3.1  Duties.

          It shall be the duty of the Trustee hereunder:

          (a) Receipt of Contributions. To receive any contributions paid to it under this Agreement in cash, shares of Company Stock or in other property acceptable to the Trustee. The Trustee shall not be responsible for the calculation or collection of any Contribution required to be paid by a Participating Company to the Trustee under the Plan, but shall be responsible only for property actually received by it pursuant to this Agreement;

          (b) Management of Funds. In accordance with directions received under the terms of this Agreement, to hold, invest, reinvest, manage and administer (except as otherwise provided herein) all contributions so received, together with the income therefrom and any other increment thereon, for the exclusive benefit of Participants and their Beneficiaries in accordance with the terms of this Agreement;

          (c) Payments. In accordance with the terms of the separate Payment Agency Agreement between the Company and the Trustee, to make payments out of the Trust Fund to such persons, in such amounts, in such manner, at such time and for such purposes as may be specified in written directions of the Administrator or its authorized designee;

          (d) Records. To keep such accounts and records and make such reports and disclosures as shall be required under this Agreement;

          (e) Authorized Acts. To take any action directed by the Company, the Investment Committee, the Administrator, or the authorized designee of any of them. The Trustee may rely on any such direction without question and shall not be liable for any failure to act pending receipt of any such direction;

          (f) Acceptance of Rollovers. At the direction of the Administrator, to accept a contribution of cash distributed or distributable to a Participant from another employee benefit plan qualified under Code Section 401(a), or from an individual retirement account or annuity described in Code Section 408. The Administrator shall be solely responsible for determining that any such contribution represents an eligible rollover contribution within the meaning of Code Section 402(C)(4) or Code Section 408(d)(3).

                                   ARTICLE IV
                           INVESTMENT OF TRUST ASSETS

     4.1  General Investment Power/Investment Funds.

          (a) Authority of Investment Committee. Except as provided in Sections 4.2 and 4.3, the Investment Committee shall have all authority and responsibility for the management, disposition and investment of the Trust Fund, and the Trustee shall comply with directions of the Investment Committee. The Investment Committee shall not issue any directions that are in violation of the terms of the Plan or this Agreement or prohibited by ERISA.

          (b) Investment Fund. The Trust shall be divided into one or more separate Investment Funds, the number, makeup and description of which shall be determined from time to time by the Investment Committee. The Trustee shall implement, terminate, value, transfer to and from and allocate the gains, losses and expenses among the Investment Funds in accordance with the proper directions of the Investment Committee, the Administrator, or their delegatees, and, to the extent applicable under the terms of this Agreement, the directions of Investment Managers.

          (c) Funding Policy. The Investment Committee shall have responsibility for establishing and carrying out a funding policy and method as required under ERISA Section 402(b)(1), consistent with the objectives of the Plan and the requirements of ERISA. The Trustee shall not be responsible for the proper diversification of the Trust Fund, for the prudence of any investment of Trust assets, or for compliance with statutory limitations on the amount of investment in securities or other property of the Company or its affiliates.

     4.2  Participant Direction of Investments.

          To the extent provided for under the Plan, each Participant and Beneficiary shall have investment authority over his or her Account and may direct the investment and reinvestment of assets among the Investment Funds. The Administrator or its designee (which may be the Recordkeeper) shall communicate such directions to the Trustee under procedures established by the Trustee and the Administrator, and the Trustee shall follow and carry out such directions. If a Participant or Beneficiary who has investment authority under the terms of the Plan fails to provide such directions, the Investment Committee shall direct the investment of the Participant's or Beneficiary's Account among the Investment Funds. The Trustee shall not be liable for any loss that results from a Participant or Beneficiary's exercise of investment control.

     4.3  Investment Managers.

          (a) Appointment. The Investment Committee may, but shall not be required to, appoint one or more Investment Managers to manage the assets of all or any one or more of the Investment Funds. Each such Investment Manager shall be either (i) registered as an investment adviser under the Investment Advisers Act of 1940; (ii) a bank, as defined in such Act; or (iii) an insurance company qualified to perform the services of Investment Manager under the laws of more than one state. The Investment Committee shall obtain from any Investment Manager so appointed by it a written statement acknowledging (i) that such Investment Manager is or on the effective date of its appointment will become a fiduciary within the meaning of ERISA Section 3(21)(A) with respect to the Trust assets under its management; (ii) certifying that such Investment Manager has the power to manage, acquire or dispose of Trust assets in the manner contemplated by the contract or other written instrument by which its appointment is or will be effected; and (iii) certifying that it is either an investment adviser, a bank or an insurance company which is qualified to be appointed as an Investment Manager under this Agreement.

          (b) Contractual Arrangement. The Investment Committee shall enter into a written contract or agreement with each such Investment Manager in connection with its appointment as such, and such contract shall be subject to such terms and conditions and shall grant to the Investment Manager such authority and responsibilities in the management of the applicable Investment Fund assets as the Investment Committee deems appropriate under the circumstances. Without limiting the generality of the foregoing, such contract may establish investment objectives for the assets of the Investment Fund(s) under the management of the Investment Manager and may limit the types of assets that may be acquired or held by such Investment Fund(s).

          (c) Trustee's Duties. With respect to each Investment Fund the management of which has been delegated to an Investment Manager, the Trustee shall follow and carry out the instructions of the appointed Investment Manager with respect to the acquisition, disposition and reinvestment of assets of such Investment Fund, including instructions relating to the exercise of all ownership rights in such assets, and the Trustee shall not be under any obligation to invest or otherwise manage any assets allocated to such Investment Fund.

          (d) Failure to Direct. In the event that an appointed Investment Manager shall fail to direct the Trustee with respect to investment of all or any portion of the cash held in an Investment Fund under its management, the Trustee shall invest such cash only when and as directed by the Investment Committee.

          (e) Termination of Appointment. Upon the termination of the appointment of an Investment Manager, the Investment Committee shall (i) appoint a successor Investment Manager with respect to the Investment Fund(s) formerly under the management of the terminated Investment Manager,
     (ii) direct the Trustee to merge or combine such Investment Fund(s) with other Investment Fund(s) or Trust assets, or (iii) direct the Trustee to invest the assets of such Investment Fund as the Investment Committee deems appropriate in accordance with the existing funding policy.

     4.4  Manner and Effect of Directions.

          (a) Delegation of Authority to Custodian. With respect to all assets held by the Custodian in accordance with Section 2.3(b), the Trustee is authorized and directed to delegate to the Custodian the authority and responsibility for receiving and carrying out the directions of the Company, the Administrator, the Investment Committee or their designees, and, to the extent applicable under the terms of this Agreement, the directions of any Investment Manager. The Trustee is authorized and directed to enter into such agreements with the Custodian as are necessary or appropriate to effect such delegation. The Company represents that all directions given by it in any capacity under this Agreement, whether to the Trustee or the Custodian, shall comply with the terms of the Plan, this Agreement, ERISA and other applicable law.

          (b) Manner of Direction. Any direction, request or approval of the Company, the Administrator, the Investment Committee or any other party to whom authority to give such directions, requests or approvals is delegated under the powers conferred under this Agreement (including, without limitation, the Recordkeeper and its designees) shall be provided to the Trustee or the Custodian in writing, by automated telephone response system, electronic data transmission or such other means as is acceptable to the Trustee or the Custodian, as applicable.

          (c) Liability for Authorized Acts. The Trustee shall incur no liability to anyone for any action which it or the Custodian as its delegatee takes pursuant to a direction, request or approval given by the Company, the Investment Committee, the Administrator or by any other party (including, without limitation, the Recordkeeper and any of its agents) to whom authority to give such directions, requests or approvals is delegated under the powers conferred upon the Company, the Investment Committee, the Administrator or such other party under this Agreement.


     4.5  Authorization of Designee(s).

          The Administrator and the Investment Committee may each appoint one or more designees to act on their behalf. If a designee (or designees) is appointed, the appropriate committee shall furnish the Trustee with written documentation of the appointment and a specimen signature of each designee. The Trustee shall be entitled to rely upon such documentation until the Trustee is otherwise notified in writing.

                                   ARTICLE V
                               POWERS OF TRUSTEE

     5.1  General Authority.

          In accordance with the directions of the Investment Committee, Participants and Beneficiaries and any Investment Managers as provided in
Article IV, the Trustee shall receive, hold, manage, convert, sell, exchange, invest, reinvest, disburse and otherwise deal with the assets of the Trust, including contributions to the Trust and the income and profits therefrom, without distinction between principal and income and in the manner and for the uses and purposes set forth in the Plan and as hereinafter provided.


     5.2  Specific Powers.

          In the management of the Trust, the Trustee shall have the following powers in addition to the powers customarily vested in trustees by law and in no way in derogation thereof; provided, all such powers shall be exercised only upon and in accordance with the directions of the Investment Committee, the Administrator and, to the extent applicable, any duly appointed Investment
Managers:

          (a) Purchase of Property. With any cash at any time held by it, to purchase or subscribe for any authorized investment (as defined in Section 5.3) and to retain the same in trust;

          (b) Disposition of Property. To sell, exchange, transfer or otherwise dispose of any property at any time held by it;

          (c) Retention of Cash. To hold cash without interest in such amounts as may be reasonable for the proper operation of the Plan and the Trust;

          (d) Exercise of Owner's Rights. To give general or special proxies or powers of attorney with or without power of substitution with respect to any corporate stock or other security; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose, consent to, or otherwise participate in, reorganizations or other changes affecting any stock, bond, note or other property, and to delegate discretionary powers and pay any assessments or charges, in connection therewith; and generally to exercise any of the powers of an owner with respect to any stock, bond, note or other property held as part of the Trust; provided, notwithstanding anything herein or in the Plan to the contrary, the Investment Committee shall instruct the Trustee with respect to the voting, tendering or exchanging shares of Company Stock except to the extent that such duties are made the responsibility of Participants and Beneficiaries under the terms of the Plan.

          (e) Registration of Investments. To cause any stock, bond, other security or other property held as part of the Trust to be registered in its own name or in the name of one or more of its nominees; provided, the books and records of the Trustee shall at all times show that all such investments are part of the Trust;

          (f) Borrowing. To borrow or raise money for the purposes of the Trust in such amounts, and upon such terms and conditions, as determined by the Investment Committee; and, for any sum so borrowed, to issue its promissory note as Trustee and to secure the repayment thereof by pledging all or any part of the Trust Fund; and no person lending money to the Trustee shall be bound to see to the application of the money lent or to inquire into the validity, expediency or propriety of any such borrowing;

          (g) Qualified Pooled Investments. To transfer, at any time and from time to time, all or any part of the Trust Fund to, or withdraw the same from, any pooled Investment Fund or group or collective trust, invested in similar types of securities or other investments, maintained by a bank or trust company (including, if applicable, the Trustee) supervised by a state or federal agency, which has been determined by the Internal Revenue Service to be a qualified trust or fund exempt from federal income tax under Code Section 501(a) and which has been established to permit separate pension and profit sharing trusts qualified under Code Section 401(a) to pool some or all of their funds for investment purposes; to the extent the Trust Fund is invested in such a pooled fund or group or collective trust, the terms of the instrument establishing such pooled fund or group or collective trust are made a part of this Agreement as fully as if set forth at length herein; the commingling of assets of this Trust with assets of other qualified participating trusts in such pooled funds or group or collective trusts is specifically authorized;

          (h) Purchase of Contracts. To apply for, purchase, hold, transfer, surrender and exercise all incidents of ownership of any life insurance or annuity contract (but not a contract for a life annuity unless the Plan provides for the distribution of benefits in such form) which the Investment Committee directs it to purchase;

          (i) Execution of Instruments. To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments, which may be necessary or appropriate to carry out the powers herein granted;

          (j) Settlement of Claims and Debts. To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, to commence or defend suits or legal or administrative proceedings and to represent the Trust in all suits and legal and administrative proceedings;

          (k) Employment of Agents, Advisers and Counsel. To employ suitable agents, actuaries, accountants, investment advisers, brokers and counsel, and to pay their reasonable expenses and compensation. Counsel may be counsel to the Company, and such counsel's advice may be sought on any legal matter including the interpretation of this Agreement and the Plan. The Trustee shall be fully protected in acting on advice of counsel to the Company, if such counsel is acting on behalf of the Company; and

          (l) Power to do any Necessary Act. To do all acts which it may deem necessary or proper and to exercise any and all powers of the Trustee under the Plan and this Agreement upon such terms and conditions as it may deem in the best interests of the Trust.


      5.3 Authorized Investments.

          (a)  General Definition.  "Authorized investment" as used in this
     Article V shall mean bonds, debentures, notes or other evidences of indebtedness; stocks (regardless of class) or other evidences of ownership, in any corporation, mutual investment fund, investment company, association or business trust; annuity contracts (other than life annuity contracts); guaranteed income contracts; and savings accounts and certificates and interest-bearing deposits in any depository institution (including the Trustee of any affiliate of the Trustee). To the extent directed by the Investment Committee, "authorized investment" shall include Company Stock. "Authorized investments" shall not be limited to that class of investments which are defined as legal investments for trust funds under the laws of the state in which the Company has its principal place of business or of any other jurisdiction.

          (b) Limitation on Investment in Securities of the Company. Notwithstanding anything herein to the contrary, no assets of the Trust Fund shall be invested in securities of the Company or an affiliate unless the Investment Committee determines that such investment may be made without registration under the federal Securities Act of 1933, as amended, and under any applicable state law, or in the alternative, that the securities have been so registered or qualified. The Investment Committee shall specify any restrictive legend that is required to be set forth on the certificates for the securities and the procedures to be followed by the Trustee to effect a resale of such securities. The Investment Committee shall only direct the investment of Trust funds in securities of the Company or an affiliate if those securities are traded on an exchange permitting a readily ascertainable fair market value.

          (c) Responsibility for Compliance. The responsibility for determining whether any investment of Trust assets complies with the terms of this Agreement and applicable law shall lie solely with the Investment Committee, and the Trustee shall have no responsibility to ascertain whether any investment made at the direction of the Investment Committee or other authorized person complies with the terms of this Agreement or applicable law.

     5.4  Prohibited Transactions.

          Notwithstanding the provisions of Section 5.2, in no event shall the Trustee knowingly exercise any powers under the Plan or this Agreement in a manner that will constitute a prohibited transaction, as defined in Code Section 4975 or in ERISA Section 406, for which an exemption does not exist.


     5.5  Participant Loans.

          Loans to Participants shall be granted and administered by the Administrator, provided that the Administrator may delegate some or all responsibility for granting and administering loans to the Recordkeeper. The Trustee shall distribute cash to Participants who are granted loans in such amounts and at such times as directed by the Administrator or the Recordkeeper. The Trustee shall have no responsibility to ascertain whether a loan complies with the provisions of the Plan or applicable law, for the decision of the Administrator or Recordkeeper to grant a loan, or for the collection and repayment of a loan.

                                   ARTICLE VI
                                 ADMINISTRATION

     6.1  Bonds and Reports To Court.

          The Trustee shall be bonded to the extent required by law, except that, to the extent the requirement of any such bond may be waived, such waiver shall be deemed to have been exercised, and no such bond shall be required. The premiums for such bonds may be treated as expenses of the Plan to the extent not paid by the Company. The Trustee shall not be required to make any inventory or appraisal or report to any court or to secure any order of any court for the exercise of any power herein contained.


     6.2  Accounting by Trustee.

          (a) Books and Records. The Recordkeeper generally shall be responsible for keeping accurate and detailed records of all investments, receipts and disbursements and other transactions hereunder, including such specific records as shall be required by law and such additional records as may be agreed upon in writing between the Administrator or the Investment Committee and the Trustee. All books and records relating thereto shall be open to inspection and audit at all reasonable times by any person or persons designated by the Administrator or the Investment Committee. The Trustee shall promptly provide copies of such books or records to any persons designated by the Administrator.

          (b) Accounting. Following the close of each calendar year, or more frequently as the Trustee and the Administrator may agree, and after the effective date of the removal or resignation of the Trustee, the Trustee shall file with the Administrator and the Investment Committee (and/or their authorized designees) a written statement, setting forth all investments, receipts, disbursements and other transactions, effected by it during such year or during the period beginning as of the close of the last preceding year to the date of such removal or resignation. The Trustee shall deliver such statement in a timely manner to permit the preparation of Participant statements or to provide for the orderly replacement of the Trustee, as the case may be. Except as may be required by statute or by regulations published by federal government agencies with respect to reporting and disclosure, as may be required pursuant to the terms of the Plan or this Agreement or as reasonably may be requested by the Administrator or the Investment Committee, no person shall have the right to demand or to be entitled to any further or different accounting by the Trustee.

          (c) Release. Except with respect to alleged breaches of fiduciary responsibility under ERISA, upon the expiration of 60 days from the date of filing such annual or other statement, the Trustee shall be forever released and discharged from any liability or accountability to anyone as respects the propriety of its acts or transactions shown in such account, except with respect to any acts or transactions as to which the Administrator or Investment Committee, within such 60-day period, shall file with the Trustee its written disapproval. In the event such a disapproval is filed, and unless the matter is compromised by agreement between the Trustee and the Administrator or the Investment Committee, the Trustee shall file its statement covering the period from the date of the last annual statement to which no objection was made in any court of competent jurisdiction for audit or adjudication. With respect to alleged breaches under ERISA, the Trustee shall be entitled to rely upon the statutes of limitations set forth therein.

           (d) Valuations. The Trustee shall deliver to the Administrator and the Investment Committees (and their authorized designees) such information as may be required or requested to permit the Trust Fund to be valued at such other times as the Administrator or Investment Committee shall deem appropriate.

           (e) Reliance on Recordkeeper. The Trustee shall be entitled to rely on the Recordkeeper for the maintenance and provision of all records specified in this Section 6.2.


     6.3  Expenses.

          The expenses incurred by the Trustee in the performance of its duties hereunder, including fees for legal services rendered to the Trustee, compensation of the Trustee and all other proper charges and disbursements of the Trustee, including all personal property taxes, income taxes and other taxes of any and all kinds whatsoever, that may be levied or assessed under existing or future laws upon or in respect of the Trust or any money, property or security forming a part of the Trust Fund, shall be paid by the Trustee from the Trust Fund, and the same shall constitute a charge upon the Trust Fund, unless the Company pays the same or any part thereof. To the extent a Participating Company pays any expenses that are properly payable from the Trust Fund, the Trustee shall reimburse the Participating Company from the Trust Fund if requested to do so by the Participating Company.

                                  ARTICLE VII
             REMOVAL AND RESIGNATION OF TRUSTEE; SUCCESSOR TRUSTEE

     7.1  Removal and Resignation.

          The Company may remove the Trustee at any time upon 60 days' written notice delivered to the Trustee. The Trustee may resign at any time upon 60 days' written notice delivered to the Company.


     7.2  Final Accounting.

          In any such case, the Company shall notify the Trustee of the appointment of a successor trustee, and the Trustee shall convey and deliver to such successor trustee all of the assets of the Trust Fund. Within 90 days after any such removal or resignation of the Trustee, the Trustee shall make a final accounting to the Company, the Administrator and the Investment Committee as of the effective date of such removal or resignation pursuant to the terms of
Section 6.2.

                                  ARTICLE VIII
                    AMENDMENT OF TRUST; TERMINATION OF PLAN

     8.1  Amendment of Trust.

          (a) Right to Amend. The Company and the Trustee may by written agreement amend this Agreement at any time or from time to time, and any such amendment by its terms may be retroactive.

          (b) Exclusive Benefit. Notwithstanding the foregoing, no amendment shall be made which would authorize or permit any assets of the Trust Fund, other than such assets as are required to pay taxes and administration expenses, to be used for or diverted to purposes other than the exclusive benefit of Participants or their or Beneficiaries, except that this Agreement may be amended retroactively and to affect the benefits of Participants and their and Beneficiaries if necessary to cause the Plan and Trust to be or remain qualified and exempt from income taxes under the Code.

     8.2  Termination of Plan.

          In the event of termination of the Plan, the Trustee shall continue to hold the Trust, to be applied and distributed in accordance with the terms of the Plan.

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.1  Nonalienation of Benefits.

          Except as provided under the provisions of the Plan relating to loans to Participants and to qualified domestic relations orders and to the extent permitted by law, neither the benefits payable from the Trust Fund nor any interest in any of the assets of the Trust Fund shall be subject in any manner to the claim of any creditor of a Participant, or Beneficiary or to any legal process by any creditor of such Participant, or Beneficiary; and neither a Participant nor any or Beneficiary shall have any right to alienate, commute, anticipate or assign any right to benefits payable from or any interest in the Trust, except as provided in the Plan.


     9.2  Exclusive Benefit.

          Except as otherwise provided in the Plan and this Agreement, no part of the Trust hereunder shall be used for or diverted to any purpose other than for the exclusive benefit of Participants and Beneficiaries or the payment of expenses as herein provided.


     9.3  Effect of Plan.

          The Trustee is not a party to the Plan, and in no event shall the terms of the Plan, either expressly or by implication, be deemed to impose upon the Trustee any power or responsibility other than as set forth in this Agreement. In the event of any conflict between the provisions of the Plan and this Agreement, this Agreement shall be deemed to be incorporated into and be a part of the Plan, and the terms of this Agreement shall control over any inconsistent terms of the Plan. The Trustee shall not be a named fiduciary under the Plan and shall not have the authority to interpret the Plan.


     9.4  Entire Agreement.

          This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no other agreements or understandings between the parties relating to the subject matter hereof other than those set forth or provided for herein.


     9.5  Approval of the Company.

          The Company, the Administrator and the Investment Committee shall have the right, on behalf of all individuals at any time having any interest in the Trust, to approve any action taken or omitted by the Trustee.

     9.6  Notices.

          Notices, directions and other communications provided in writing shall be mailed to the parties at the following addresses:

     If to the Company:   New Plan Realty Trust
                          1120 Avenue of the Americas
                          New York, New York  10036
                          Attn:  Valerie A. Burett

     If to the Trustee:   Reliance Trust Company
                          3384 Peachtree Road
                          Suite 900
                          Atlanta, Georgia  30326
                          Attn:  Employee Benefits


     9.7  Liability for Predecessor or Successor.

          No successor trustee hereunder in any way shall be liable or responsible for any actions or omissions of any prior trustee in the administration of the Trust or the assets comprising the Trust prior to the date such successor trustee assumes its obligations hereunder, nor shall any prior trustee in any way be liable or responsible for any actions or omissions of any successor trustee.


     9.8  Liability for Acts of Others.

          The Trustee shall not be liable for the acts or omissions of the Company, the Administrator, the Investment Committee or any Investment Manager except with respect to any acts or omissions of any such party in which the Trustee participates knowingly or which the Trustee knowingly undertakes to conceal, and which the Trustee knows constitutes a breach of fiduciary responsibility of such party.


     9.9  Indemnification.

          In the event that the Trustee incurs any liability loss, claim, suit or expense (including without limitation attorneys' fees) in connection with or arising out of its provisions of services under this Agreement or its status as Trustee hereunder, then the Company shall indemnify and hold the Trustee harmless from and against such liability, loss, claim, suit or expense, except to the extent such liability, loss, claim, suit or expense arises directly from a breach by the Trustee of responsibilities specifically allocated to it by the terms of that Agreement. The indemnification provided by this Section shall survive the termination of this Agreement.

     9.10  Controlling Law.

           This Agreement shall be construed according to the laws of the State of Georgia except to the extent superseded by ERISA or any other federal law.


     9.11  Effective Date.

           This Agreement shall be effective on and after March 1, 1998.


     9.12  Execution in Counterpart.

           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


     9.13  Trust Exculpation Clause.

           This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been negotiated, executed and delivered on behalf of New Plan Realty Trust by the Trustees or officers thereof in their representative capacity under the Amended and Restated Declaration of Trust of New Plan Realty Trust dated as of January 15, 1996, and not individually, and bind only the Trust Estate of New Plan Realty Trust, and no trustee, officer, employee, agent or shareholder of New Plan Realty Trust shall be bound or held to any personal liability in connection with the obligation of New Plan Realty Trust thereunder, and any person or entity dealing with New Plan Realty Trust in connection therewith shall look solely to the Trust Estate for the payment of any claim or for the performance of any obligation thereunder. The foregoing shall also apply to any future documents, agreements, understandings, and arrangements which may relate to this transaction.

     IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be signed by their duly authorized officers or representatives as of the day first written above.

                                        COMPANY:
                                        NEW PLAN REALTY TRUST



                                        By: /s/ James M. Steuterman
                                            -------------------------------

                                        Title: Exec. V.P.
                                               ----------------------------




                                        TRUSTEE:
                                        RELIANCE TRUST COMPANY


                                        By:
                                            -------------------------------

                                        Title:
                                               ----------------------------



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